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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of ADAC Laboratories on Form S-3 in respect to the Common Stock issued in connection with the acquisition of J.D. Technical Services, Inc., of our report dated November 1, 1995, on our audits of the consolidated financial statements and financial statement schedules of ADAC Laboratories as of October 1, 1995, and October 2, 1994 and for each of the three fiscal years in the period ended October 1, 1995 which report is included in Form 10-K for the fiscal year ended October 1, 1995. We also consent to the reference to our firm under the caption "Experts."



                                           /s/ Coopers & Lybrand L.L.P.


San Jose, California
February 15, 1996